Exhibit 1


                                  CAPITAL TRUST
                          605 Third Avenue, 26th Floor
                            New York, New York 10016

                                                               December 10, 1997




Capital Trust Investors Limited Partnership
V2 Holdings LLC
Veqtor Finance Company, LLC
c/o Capital Trust
605 Third Avenue
26th Floor
New York, New York 10016

Ladies and Gentlemen:

                  Veqtor Finance Company, LLC ("Veqtor") owns as of the date hereof 6,959,593 class A common shares of beneficial interest, $1.00 par value ("Class A Common Shares"), in Capital Trust (the "Company") and 12,267,658 class A 9.5% cumulative convertible preferred shares of beneficial interest, $1.00 par value, in the Company ("Class A Preferred Shares"). Capital Trust Investors Limited Partnership ("CTILP") and V2 Holdings LLC ("V2") are the sole common members of Veqtor.

                  The Company proposes to issue and sell to certain underwriters (the "Underwriters") for reoffer and resale 8,000,000 Class A Common Shares (plus not more than an additional 1,200,000 Class A Common Shares) (the "Offering") pursuant to and upon the terms and conditions of that certain underwriting agreement, dated December 10, 1997 with the Underwriters (the "Underwriting Agreement").

                  Veqtor has outstanding $50 million principal amount of 12% convertible redeemable notes issued by Veqtor (the "Veqtor Notes"). Pursuant to the terms of the Veqtor Notes, the Company may redeem the Veqtor Notes for cash on or after July 15, 2000, subject to the right of the holders of the Veqtor Notes on or after July 15, 2000 to convert the Veqtor Notes into preferred units of Veqtor that are entitled to a 6% annual preferred distribution (the "Veqtor Preferred Units"). Pursuant to the terms of the limited liability company agreement of Veqtor, dated as of June 16, 1997 (the "Operating Agreement"), the Veqtor Preferred Units are redeemable under certain circumstances and at certain times by the holders thereof or by Veqtor for a specified portion of the Class A Common Shares and Class A Preferred Shares owned by Veqtor (the "Specified Company Shares").


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                  Veqtor, CTILP and V2 acknowledge and agree that they will
benefit from the Offering. In consideration of the foregoing benefit, Veqtor, CTILP and V2 agree that if and when all of the Veqtor Notes either have been (i) redeemed for cash or (ii) converted into Veqtor Preferred Units and at such time as all such units have in turn been redeemed for the Specified Company Shares, Veqtor will convert into Class A Common Shares any Class A Preferred Shares owned by Veqtor following the retirement of the Veqtor Notes or the redemption of the Veqtor Preferred Units, as the case may be (the "Remaining Class A Preferred Shares"). Therefore, in order to induce the Company to undertake the Offering, Veqtor, CTILP and V2 agree with the Company that immediately following the redemption for cash of all of the outstanding Veqtor Notes or the redemption of all of the outstanding Veqtor Preferred Units into the Specified Company Shares, as the case may be (the "Final Retirement/Conversion Time"), Veqtor shall convert the Remaining Class A Preferred Shares owned by it in accordance with the conversion provisions thereof into Class A Common Shares. In connection with the foregoing, Veqtor further agrees that it shall redeem the Veqtor Preferred Units for the Specified Company Shares at the earliest date upon which Veqtor has the right to effectuate such redemption and CTILP and V2 agree that they shall take all actions as may reasonably be required to enable Veqtor to effect such redemption.

                  The Company agrees with Veqtor, CTILP and V2 that the agreements of Veqtor, CTILP and V2 herein may not be waived by the Company or amended or modified in any manner by the parties hereto without the approval of those trustees of the Company who have no direct or indirect personal interest in Veqtor, CTILP, V2 or any of their affiliated persons or entities (other than the Company). The Company acknowledges that the foregoing agreement of the Company is made to induce the Underwriters to enter into the Underwriting Agreement and proceed with the Offering.

                  The foregoing agreement shall terminate and be of no force and effect if the Underwriting Agreement is not consummated by the Closing Date specified in such agreement or upon the termination of the Underwriting Agreement in accordance with its terms.

                  Please confirm your agreement with the foregoing by signing and returning one fully executed copy of this agreement to the undersigned, where upon this agreement shall become a binding agreement between the parties hereto.

                                       Very truly yours,

                                       CAPITAL TRUST

                                       By:     /s/ Craig M. Hatkoff
                                             --------------------------
                                       Name:   Craig M. Hatkoff
                                       Title:  Vice Chairman

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


Accepted and Agreed this day
of December 10, 1997

CAPITAL TRUST INVESTORS LIMITED PARTNERSHIP

By:     /s/ Samuel Zell
        --------------------------
Name:   Samuel Zell
Title:  President of Indirect Managing Member

V2 HOLDINGS LLC

By:     /s/ Craig M. Hatkoff
        --------------------------
Name:   Craig M. Hatkoff
Title:  Member

VEQTOR FINANCE COMPANY, LLC

By:  CAPITAL TRUST INVESTORS
     LIMITED PARTNERSHIP,
     its managing member

     By:  V2 HOLDINGS LLC,
          its attorney-in-fact


     By:  /s/ Craig M. Hatkoff
          -----------------------
          Name:  Craig M. Hatkoff
          Title: Member

By:  V2 HOLDINGS LLC,
     its managing member

     By:  /s/ Craig M. Hatkoff
          -----------------------
          Name:  Craig M. Hatkoff
          Title: Member



651637.5